Exhibit 6.6

EXCLUSIVE MARKETING AGREEMENT

This Exclusive Marketing Agreement (the “Agreement”) is made and entered into as of April 1, 2021 (the “Effective Date”) by and among Country Wine & Spirits, Inc., a California company (“CWS”), Ssquared Spirits, LLC, a California company (“Ssquared”), and LQR House, Inc., a Delaware company (“LQR”). CWS and Ssquared are referred to herein together as the “CWS Parties”, and each of CWS, Ssquared and LQR is referred to herein as a “Party” and together as the “Parties.”

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WHEREAS, the CWS Parties are engaged in the promotion and sale of spirits and other beverage products through the Internet, including through the online domain www.cwspirits.com and through various social media channels (the “Website”) which are owned and operated by Ssquared; and

WHEREAS, LQR is engaged in the business of the development, marketing and sale of spirits and other beverage products through online sales channels; and

WHEREAS, the CWS Parties wish to grant LQR, and LQR wishes to accept, the exclusive right to promote the sale of spirits and other beverage products on the Website, on the terms and conditions stated in this Agreement.

NOW THEREFORE, in consideration of the premises, the respective covenants and commitments of the Parties set forth in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Grant

1.1       Grant. CWS and Ssquared hereby grant to LQR the right on an exclusive basis to promote and market spirits, other beverage products and related products including but not limited to branded merchandise, apparel, glassware and the like (“Products”) during the Term through the Website for sale to customers with billing and shipping addresses within Canada, Mexico and the United States (the “Territory”). LQR shall have the sole right to manage and make decisions with regard to user-facing content on the Website, including the placement and removal of Products and the creation and management of promotional initiatives. The grant of rights to LQR is exclusive such that the CWS Parties shall not, during the Term, directly or indirectly, promote or advertise any products on the Website themselves or grant to any third party any right to promote or advertise products on the Website.

1.2       Other Domains. Any new domains developed by CWS and/or Ssquared for the promotion and sale of Products in the Territory shall be made available to LQR to include in LQR’s exclusive rights hereunder at no additional cost, with any such domains which LQR accepts being included in the term “Website” as used in this Agreement.

1.3       Right of First Negotiation. The CWS Parties shall not sell or otherwise transfer the Website, the domain name(s) therefor, or any assets associated therewith (the “Website Assets”) during the Term without first offering to sell the Website Assets to LQR and negotiating exclusively with LQR for LQR’s purchase thereof. If the Parties are unable to reach agreement on the purchase or other acquisition by LQR of the Website Assets through exclusive negotiations within ninety (90) days after the date the CWS Parties first notify LQR of the availability of the Website Assets, the CWS Parties shall be free to enter into an agreement with a third party regarding the sale of the Website Assets on terms no more favorable to the third party than the terms that were last offered to LQR. If the CWS Parties offer terms to a third party which are more favorable than the terms that were last offered to LQR, the CWS Parties shall provide prompt written notice to LQR of such offer together with a description of the more favorable terms, and the Parties shall enter into exclusive good faith negotiations for an additional period of forty-five (45) days from such notice. If the Parties do not reach agreement during such additional forty-five (45) day period as reflected in an executed purchase agreement, then the CWS Parties shall have the right to enter into an agreement with such third party on the terms last disclosed to LQR. The right of first negotiation provided herein shall expire on termination of this Agreement for any reason.

2.           Share Issuance; Financial Terms.

2.1       Share Issuance. As consideration for the CWS Parties entering into this Agreement and the transactions contemplated hereby, LQR shall issue Ten Million (10,000,000) common shares of LQR (the “Shares”) at a deemed price of $0.50 per Share on the Effective Date, which shall be fully paid and non-assessable and shall be issued in the name of those entities and individuals as set forth in Schedule 1.0 (it being understood that the CWS Parties, or any other parties taking delivery of the Shares at the direction of the CWS Parties, must comply with Rule 144 under the Securities Act and any applicable Canadian securities laws, including the applicable holding period thereunder, with respect to such Shares). Issuance of the Shares shall be subject to the receipt by LQR of such documents as LQR reasonably deems necessary or desirable for compliance with applicable securities and other laws and to provide for restrictions on the disposition of the Shares, governance matters, and the like.

2.2       LQR shall pay a finder’s fee of $150,000 as directed by the CWS Parties.

2.3       LQR House will have the right to approach and contract with third-party entities for the purposes of marketing products through the Website. LQR House will charge third parties for the creation of content and online marketing services at a rate to be solely determined by LQR House.

3.           Representations, Warranties and Covenants.

3.1       Mutual Representations and Warranties. Each Party represents and warrants to the other Parties that: (i) it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization; (ii) it has the legal right and authority to enter into and perform its obligations under this Agreement; (iii) the execution and performance of this Agreement will not conflict with or violate any provision of any applicable law or any agreement by which it is bound; and (iv) this Agreement, when executed and delivered, will constitute a valid and binding obligation of the party and will be enforceable against such party in accordance with its terms.

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3.2       Responsibilities of the CWS Parties. The CWS Parties shall:

(a)       maintain the operation of the Website at performance levels that meet or exceed the levels in effect as of the Effective Date, but in no event less than levels for comparable e-commerce websites for alcoholic beverages in the Territory and any specific performance standards that the Parties agree on from time to time in writing;

(b)       perform all functions necessary for the operation of the Website other than the roles assumed by LQR under this Agreement, including inventory purchase and management, order processing, order fulfilment, and customer relationship management;

(c)       obtain and provide LQR with all copy, images, graphics, and other materials from manufacturers and distributors of the Products, and all rights and permissions thereto, as necessary to include such materials in the promotional activities on the Website;

(d)       provide LQR with such plans, forecasts and reports as LQR may reasonably request relating to the operation of the Website, including modifications and enhancements to the Website;

(e)       obtain and maintain all certificates, licenses, authorizations, and registrations required to import, possess, promote, sell, distribute, and receive payment for the Products in the Territory, and fully comply with all laws, rules and regulations applicable thereto and to operation of the Website; and

(f)       at all times during the Term and thereafter so long as they have possession of personal data of any individual (“Personal Data”), maintain and implement, and ensure that their third-party vendors that provide services with regard to the Website maintain and implement, appropriate administrative, technical and physical safeguards and plans to: (i) maintain the security of the Website and the security and confidentiality of all Personal Data; (ii) implement reasonable safeguards to protect against threats or hazards to the security or integrity of the Website or Personal Data; and (iii) implement reasonable safeguards to protect against unauthorized access to or use of the Website or Personal Data. The CWS Parties will provide LQR on reasonable request with copies of such plans or with summaries of the key provisions of such plans.

3.3       Responsibilities of LQR. LQR shall:

(a)       Provide the promotional and marketing services for the Website in a professional and workmanlike manner, consistent with the prevailing standards of the industry; and

(b)       Respond in a timely manner to handle complaints, charge backs, refunds, and disputes for customers of the Website.

4.           Term and Termination.

4.1       Term. The term of this Agreement shall commence on the Effective Date of this Agreement and continue until the tenth (10th) anniversary of the Effective Date, unless terminated earlier as set forth herein (the “Term”).

4.2       Termination. This Agreement may be terminated by the Parties as follows:

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(a)       LQR may terminate this Agreement for convenience with thirty (30) days prior written notice to the CWS Parties at any time;

(b)       any Party may terminate this Agreement if any other Party is in material breach of any of its obligations under this Agreement and fails to cure such breach within thirty (30) days after receiving written notice from any non-breaching Party of the existence of such breach; and

(c)       any Party may terminate this Agreement if any other Party becomes bankrupt, enters into a composition with its creditors, has a receiver appointed for its assets, or becomes the subject of any winding up of its business or any judicial proceeding relating to or arising out of its financial condition.

5.           Indemnification.

5.1       By the CWS Parties. The CWS Parties shall defend, indemnify and hold LQR harmless with respect to any and all claims, damages and expenses of every kind or nature whatsoever, including reasonable attorneys’ fees, arising from or relating to claims of third parties relating to any breach of this Agreement by the CWS Parties or to the operation of, and transactions effected through, the Website, except to the extent subject to indemnification by LQR under Section 5.2.

5.2       By LQR. LQR shall defend, indemnify and hold the CWS Parties harmless with respect to any and all claims, damages and expenses of every kind or nature whatsoever, including reasonable attorneys’ fees, arising from or relating to claims of third parties relating to any breach of this Agreement by LQR.

6.           Miscellaneous.

6.1       Status of Parties. In all matters relating to this Agreement, each Party is an independent contractor and not an employee or agent of any other Party. No Party shall have authority, express or implied, to assume or create any obligation on behalf of any other Party, or to represent any other Party as agent, employee, or in any other capacity in any manner whatsoever. Nothing contained in this Agreement shall be construed or applied to create a partnership.

6.2       Notices. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, (ii) on the fifth (5th) business day after the date on which deposited in the mail, airmail postage prepaid, certified or registered mail, return receipt requested, or (iii) when delivered if sent by recognized express commercial delivery service (e.g., Federal Express, DHL, etc.), addressed to the Party for whom intended at the address set forth below, or at such other address for which notice has been delivered in a manner permitted by this Section 6.3.

If to CWS:

Shawn Kattoula, Country Wine & Spirits, Inc., 17718 Highway 67, Ramona, California 92065, Email: skattoula@cwspirits.com

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If to Ssquared:

Sean DollingerSsquared Spirits LLC, 17718 Highway 67, Ramona , California 92065, sean@seandollinger.com

If to LQR:

LQR House Inc., c/o Darren Collins, 2699 Stirling Road Suite A-105, Fort Lauderdale, Florida 33312, Email: darrengeorgecollins@gmail.com

6.3       Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements and arrangements, whether written or oral, that may exist between the Parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or otherwise modified except by a writing duly executed by the Parties.

6.4       Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Each Party may assign this Agreement and its rights hereunder to an affiliate of that Party or in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of that Party’s assets relating to its business activities under this Agreement; provided that an assignment shall not relieve the assigning Party of its obligations hereunder.

6.5       Non-Waiver. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

6.6       Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

6.7       Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

6.8       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

6.9       Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. This Agreement has been negotiated by the respective Parties hereto with full opportunity to obtain advice of their attorneys, and the Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

COUNTRY WINE & SPIRITS, INC.	LQR HOUSE, INC.

By:	By:

Name:	Name:

Title:	Title:

SSQUARED SPIRITS, LLC

By:

Name:

Title:

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SCHEDULE 1.0: SHARE REGISTRATION INSTRUCTIONS

KBROS, LLC – 8,000,000 Shares

SEAN DOLLINGER – 2,000,000 Shares

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